Exhibit 5.1

February 28, 2025
Globalstar, Inc.
1351 Holiday Square Blvd.
Covington, Louisiana 70433
Ladies and Gentlemen:
We have acted as counsel to Globalstar, Inc., a Delaware corporation (the “Registrant”), in connection with the Registrant’s (i) Post-Effective Amendment No. 1 (the “2022 Form S-8 Post-Effective Amendment”) to the Registrant’s Registration Statement on Form S-8 (File No. 333-263224) filed with the U.S. Securities and Exchange Commission (the “Commission”) with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate 4,989,078 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), and (ii) Post-Effective Amendment No. 1 (the “2019 Form S-8 Post-Effective Amendment” and, together with the 2022 Form S-8 Post-Effective Amendments, the “Post-Effective Amendments”) to the Registrant’s Registration Statement on Form S-8 (File No. 333-232178) filed with the Commission with respect to registration under the Securities Act of an aggregate 8,010,922 shares of the Registrant’s Common Stock, in each case that are issuable under the Registrant’s Amended and Restated Employee Stock Purchase Plan (the “Plan”). On February 10, 2025 at 5:30 PM ET (the “Effective Time”), the Registrant completed a one-for-fifteen reverse stock split of its Common Stock (the “Reverse Stock Split”). Accordingly, the Post-Effective Amendments are being filed to proportionately reduce the number of undistributed shares of Common Stock covered by each of the Registrant’s Registration Statement on Form S-8 (File No. 333-263224) and Registration Statement on Form S-8 (File No. 333-232178), as applicable. As a result, as of the Effective Time of the Reverse Stock Split, on a post-reverse split basis, the Registrant’s: (i) Registration Statement on Form S-8 (File No. 333-263224) will cover a maximum of 332,606 shares of Common Stock (the “2022 Form S-8 New Shares”); and (ii) Registration Statement on Form S-8 (File No. 333-232178) will cover a maximum of 64,759 shares of Common Stock (the “2019 Form S-8 New Shares”).
We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.
Based upon the foregoing, we are of the opinion that the: (a) 2022 Form S-8 New Shares to be issued by the Registrant pursuant to the Plan are validly authorized shares of Common Stock and, when issued in accordance with the terms described in the Plan, will be legally issued, fully paid, and non-assessable; and (b) 2019 Form S-8 New Shares to be issued by the Registrant pursuant to the Plan are validly authorized shares of Common Stock and, when issued in accordance with the terms described in the Plan, will be legally issued, fully paid, and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to each of the Post-Effective Amendments and to the use of our name wherever it appears in each of the Post-Effective Amendments. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of each of the Post-Effective Amendments, including this opinion as an exhibit or otherwise.
Sincerely,

/s/ JONES WALKER LLP
JONES WALKER LLP

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